Exhibit 99.2

PINNACOR INC.

601 West 26th Street, 13th Floor

New York, New York 10001

Proxy for Special Meeting of Pinnacor Stockholders to be held on             ,      2003

THIS PROXY IS SOLICITED BY THE BOARDS OF DIRECTORS OF PINNACOR INC. AND

NMP, INC.

The undersigned hereby constitutes and appoints Kirk Loevner and David Obstler, and either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Pinnacor Inc. held of record by the undersigned as of the close of business on             ,     , 2003, on behalf of the undersigned at the Pinnacor Special Meeting of Stockholders to be held at 601 West 26th Street, 13th Floor, New York, New York,             , local time, on             ,              , 2003, and at any adjournments or postponements thereof.

The board of directors of Pinnacor Inc. unanimously recommends that you vote FOR the following merger proposal, and the board of directors of NMP, Inc. unanimously recommends that you vote FOR the following equity plan proposals.

This solicitation of proxy by the board of directors of Pinnacor Inc. with respect to the merger proposal is in connection with your status as a holder of Pinnacor Inc. common stock as of the record date. This solicitation of proxy by the board of directors of NMP, Inc. with respect to the equity plan proposals is in connection with your status (subject to your election to receive and the actual receipt of NMP, Inc. common stock in connection with the merger) as a future stockholder of NMP, Inc. after the completion of the merger of MarketWatch.com, Inc. and Pinnacor Inc. The effectiveness of the 2003 Stock Incentive Plan and 2003 Employee Stock Purchase Plan for NMP, Inc. is contingent upon the requisite stockholder approval and the completion of the merger.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposals below. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Pinnacor Special Meeting of stockholders and any adjournments or postponements thereof.

Please vote and sign on other side and return promptly in the enclosed envelope.	SEE REVERSE SIDE

☒  Please mark your votes as in this example.

1. Proposal to adopt and approve a merger agreement for the merger of MarketWatch.com, Inc. and Pinnacor, Inc. whereby each of MarketWatch and Pinnacor will become a wholly owned subsidiary of a new holding company, NMP, Inc., and each stockholder of Pinnacor will have the right to receive, subject to proration, for each share of Pinnacor common stock either 2.42 in cash or 0.2659 of a	FOR ☐	AGAINST ☐	ABSTAIN ☐
share of the common stock of NMP, Inc. The adoption of the merger agreement will also constitute approval of the transactions contemplated by the merger agreement.

2. Proposal to adopt the 2003 Stock Incentive Plan for NMP, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Proposal to adopt the 2003 Employee Stock Purchase Plan for NMP, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders, the Joint Proxy Statement—Prospectus with respect thereto and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date:

If Held Jointly